Exhibit 10.1

THE ALTRIA GROUP, INC.
2010 PERFORMANCE INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT
(January 28, 2014)

ALTRIA GROUP, INC. (the “Company”), a Virginia corporation, hereby grants to the employee identified in the 2014 Restricted Stock Award section of the Award Statement (the “Employee”) under the Altria Group, Inc. 2010 Performance Incentive Plan (the “Plan”) a Restricted Stock Award (the “Award”) dated January 28, 2014 (the “Award Date”), with respect to the number of shares of the Common Stock of the Company (the “Common Stock”) set forth in the 2014 Restricted Stock Award section of the Award Statement (the “Shares”), all in accordance with and subject to the following terms and conditions of this Restricted Stock Agreement (the “Agreement”):

1.    Book Entry Registration. The Shares shall be evidenced by a book entry account maintained by the Company’s Transfer Agent for the Common Stock. Upon the vesting of Shares, no certificates will be issued except upon a separate written request made to such Transfer Agent or other agent as determined by the Company.

2.    Condition to Award. As applicable and in the sole discretion of the Company or its delegate, this Award may be contingent on, and in consideration of, the execution of a Confidentiality and Non-Competition Agreement by the Employee. In the event the Employee is required to execute a Confidentiality and Non-Competition Agreement, the Company or its delegate will so notify the Employee prior to issuance of the Award. If the Employee does not execute the Confidentiality and Non-Competition Agreement within a reasonable time frame established by the Company or its delegate, but no later than 90 days after the Award Date, this Agreement will be null and void with respect to the Employee and the Employee will forfeit any and all rights to the Award.

3.    Restrictions. Subject to Section 2 above and Section 4 below, the restrictions on the Shares shall lapse and the Shares shall vest on the vesting date set forth in the 2014 Restricted Stock Award section of the Award Statement (the “Vesting Date”), provided that the Employee remains an employee of the Company (or a subsidiary or affiliate) during the entire period (the “Restriction Period”) commencing on the Award Date and ending on the Vesting Date.

4.    Termination of Employment During Restriction Period. In the event of the termination of the Employee’s employment with the Company (and with all subsidiaries and affiliates of the Company) prior to the Vesting Date due to death or Disability, or upon the Employee reaching eligibility for Normal Retirement, the restrictions on the Shares shall lapse and the Shares shall become fully vested on the date of death, Disability, or eligibility for Normal Retirement.

If the Employee’s employment with the Company (and with all subsidiaries and affiliates of the Company) is terminated for any reason other than death, Disability, or reaching eligibility for Normal Retirement prior to the end of the Restriction Period, the Employee shall forfeit all rights to the Shares immediately after termination of employment. Notwithstanding the foregoing, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) may, in its sole discretion, waive the restrictions on, and the vesting requirements for, the Shares.

5.    Voting and Dividend Rights. During the Restriction Period, the Employee shall have the rights to vote the Shares and to receive any cash dividends payable with respect to the Shares, as paid, less applicable withholding taxes.

6.    Transfer Restrictions. This Award and the Shares (until they become unrestricted pursuant to the terms hereof) are non-transferable and may not be assigned, hypothecated or otherwise pledged and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, the Award shall immediately become null and void, and the Shares shall be forfeited.

7.    Withholding Taxes. The Company is authorized to satisfy the actual minimum statutory withholding taxes arising from the granting or vesting of this Award, as the case may be, by deducting the number of Shares having an aggregate value equal to the amount of withholding taxes due from the total number of Shares awarded or the number of Shares vesting or otherwise becoming subject to current taxation. The Company is also authorized to satisfy the actual withholding taxes arising from the granting or vesting of this Award, or hypothetical withholding tax amounts if the Employee is covered under a Company tax equalization policy, as the case may be, by the remittance of the required amounts from any proceeds realized upon the open-market sale of vested Shares by the Employee. Shares deducted from this Award in satisfaction of actual minimum statutory withholding tax requirements shall be valued at the Fair Market Value of the Shares on the date as of which the amount giving rise to the withholding requirement first became includible in the gross income of the Employee under applicable tax laws. If the Employee is covered by a Company tax equalization policy, the Employee also agrees to pay to the Company any additional hypothetical tax obligation calculated and paid in accordance with such tax equalization policy.

8.    Death of Employee. If any of the Shares shall vest upon the death of the Employee, they shall be registered in the name of the estate of the Employee except that, to the extent permitted by the Compensation Committee, if the Company shall have theretofore received in writing a beneficiary designation, the Shares shall be registered in the name of the designated beneficiary.

9.    Board Authorization in the Event of Restatement. Notwithstanding anything in this Agreement to the contrary, if the Board of Directors of the Company or an appropriate Committee of the Board determines that, as a result of a restatement of the Company’s financial statements, the Employee has received greater compensation in connection with the Award than would have been received absent the incorrect financial statements, the Board or Committee, in its discretion, may take such action with respect to this Award as it deems necessary or appropriate to address the events that gave rise to the restatement and to prevent its recurrence. Such action may include, to the extent permitted by applicable law, causing the full or partial cancellation of this Award and, with respect to Shares that have vested, requiring the Employee to repay to the Company the full or partial Fair Market Value of the Award determined at the time of vesting, and the Employee agrees by accepting this Award that the Board or Committee may make such a cancellation, impose such a repayment obligation, or take other necessary or appropriate actions in such circumstances.

10.    Other Terms and Provisions. The terms and provisions of the Plan (a copy of which will be furnished to the Employee upon written request to the Office of the Corporate Secretary, Altria Group, Inc., 6601 West Broad Street, Richmond, Virginia 23230) are incorporated herein by reference. To the extent any provision of this Award is inconsistent or in conflict with any term or provision of the Plan, the Plan shall govern. Capitalized terms not otherwise defined herein have the meaning set forth in the Plan. Subject to the provisions of section 6(a) of the Plan, in the event of any merger, share exchange, reorganization, consolidation, recapitalization, reclassification, distribution, stock dividend, stock split, reverse stock split, split-up, spin-off, issuance of rights or warrants or other similar transaction or event affecting the Common Stock after the date of this Award, the Board of Directors of the Company is authorized, to the extent it deems appropriate, to make adjustments to the number and kind of shares of stock subject to this Award, including the substitution of equity interests in other entities involved in such transactions, to provide for cash payments in lieu of Shares, and to determine whether continued

employment with any entity resulting from such a transaction will or will not be treated as continued employment with the Company and its subsidiaries and affiliates, in each case subject to any Board or Compensation Committee action specifically addressing any such adjustments, cash payments, or continued employment treatment.

For purposes of this Agreement, (a) the term “Disability” means a disability that entitles the Employee to benefits under the applicable long-term disability insurance program of the Company or any subsidiary or affiliate of the Company, and (b) the term “Normal Retirement” means retirement from active employment with the Company and any subsidiary or affiliate of the Company following attainment of both age 65 and completion of five years of service with the Company, its subsidiaries, and its affiliates. Generally, for purposes of this Agreement, (x) a “subsidiary” includes only any company in which the Company, directly or indirectly, has a beneficial ownership interest of greater than 50 percent and (y) an “affiliate” includes only any company that (A) has a beneficial ownership interest, directly or indirectly, in the Company of greater than 50 percent or (B) is under common control with the Company through a parent company that, directly or indirectly, has a beneficial ownership interest of greater than 50 percent in both the Company and the affiliate.

IN WITNESS WHEREOF, this Restricted Stock Agreement has been duly executed as of January 28, 2014.

ALTRIA GROUP, INC.

By:	W. Hildebrandt Surgner, Jr. Corporate Secretary

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